Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

KeyCorp

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares, par value $1.00 per share	Other(3)	40,000,000	$9.72(3)	$388,800,000	$110.20 per $1,000,000	$42,846

Total Offering Amounts					$388,800,000		$42,846

Total Fee Offsets							—

Net Fee Due							$42,846

(1)

Represents the common shares, par value $1.00 per share (“Common Shares”), of KeyCorp (“Registrant”), issuable pursuant to the KeyCorp Amended and Restated 2019 Equity Compensation Plan (the “Equity Plan”) being registered pursuant to the Registration Statement.

(2)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Common Shares that may become issuable under the Equity Plan by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of or by Registrant that results in an increase in the number of Registrant’s outstanding Common Shares or Common Shares issuable pursuant to the Equity Plan.

(3)

Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the $9.98 (high) and $9.465 (low) sale price of such securities on the New York Stock Exchange on May 5, 2023, which date is within five business days prior to the date of this filing.